Exhibit 10.11

VWR CORPORATION
SUPPLEMENTAL BENEFITS PLAN

(As Amended and Restated Effective November 1, 1990)

1.             Purpose.  The purpose in establishing this Supplemental Benefits Plan is to provide retirement compensation to specifically designated participants of the VWR Corporation Retirement Plan (“Retirement Plan”) under the terms of that Retirement Plan without regard to limitations on benefits imposed under Internal Revenue Code (“Code”) Sections 415 and Section 401(a)(17) which apply to the Retirement Plan.

2.             Effective Date.  This Plan was established effective March 1, 1986 and was restated in its entirety effective November 1, 1990.

3.             Participation.  This Plan shall include only those management or highly compensated employees who have been specifically designated by the President of VWR Corporation as eligible to participate in this Plan.  Such employees shall be referred to hereinafter as “Participants.”  An employee’s designation as a Participant may be revoked by the Compensation Committee at any time upon recommendation of the President of VWR Corporation.  Upon such revocation, the employee shall only be entitled to benefits that may have accrued and become vested under the Plan on or before the date of such revocation.

4.             Benefit Determination Date.  Benefits shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan.

5.             Benefit Amount.  The benefits under this Plan shall equal the difference, if any, between (a) and (b) below:

(a)           The vested monthly benefit for the life of the Participant, as calculated under the Retirement Plan, without regard to the limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

(b)           The vested monthly benefit for the life of the Participant, as calculated under the terms of the Retirement Plan, which includes limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

6.             Spouse’s Death Benefit.  If a death benefit is payable under the Retirement Plan to a spouse of a Participant, that spouse is eligible to receive benefits under this

Plan.  The benefit shall be calculated in the same manner as under Section 5; that is, the death benefit under this Plan shall equal the difference, if any, between (a) the spouse’s death benefit calculated under the Retirement Plan without regard to the limitations described in Code Sections 415 and 401(a)(17), and (b) the spouse’s death benefit as calculated under the terms of the VWR Corporation Retirement Plan which includes limitations described in Code Sections 415 and 401(a)(17).

7.             Date and Form of Payment.  Benefit payments under this Plan shall commence at the same time as the benefit under the Retirement Plan commences.  The benefit shall be paid in the same form as the benefit is paid under the Retirement Plan and the actuarial equivalent assumptions used in determining the benefit in a given form shall be the same as are used to determine the benefit under the Retirement Plan.

8.             Reemployment After Payments Begin.  If a Participant is reemployed after benefits commence, the Participant shall continue receiving benefits under this Plan.  When the Participant retires for the final time, the benefit under this Plan shall be adjusted in the same manner as the benefit is adjusted under the Retirement Plan.

9.             Termination and Amendment of the Plan.  This Plan shall continue in effect until terminated by resolution of the Board of Directors.  In the event of such termination, all amounts accrued and vested to date of termination shall be payable pursuant to the terms of this Plan as if the Plan had not been terminated.  The Plan may be amended from time to time by resolution of the Board of Directors.  No amendment or terminating resolution shall reduce any vested benefit accrued to the date of the resolution amending or terminating the Plan.  This Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10.           Source of Benefit Payments.  No Participant shall acquire any property interest in any assets of VWR Corporation as a consequence of participating in this Plan.  A Participant’s rights are limited to receiving payments as set forth in this Plan.  The Plan is unfunded, and to the extent that any Participant acquires a right to receive benefits, such right shall be no greater than the right of any unsecured general creditor of VWR Corporation.  Any funds of VWR Corporation available to pay benefits under the Plan shall be subject to the claims of general creditors of VWR Corporation and may be used for any purpose by VWR Corporation.

11.           Retirement Plan Committee.  This Plan shall be administered by the Retirement Plan Committee (“Committee”).  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner.

12.           Claims Procedure.  The following is the procedure for making claims under this Plan or appealing a decision made with respect to this Plan.

(a)           Filing Claim for Benefits.  If a person does not receive the timely payment of the benefits which he or she believes are due under the Plan, such person (hereinafter referred to as the “Applicant”) may make a claim for benefits.  All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant.  Claims shall be submitted to the Committee.  Each claim shall be approved or disapproved within 90 days following the receipt of the information necessary to process the claim.  In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Applicant in writing of the denial of the claim and notify the Applicant of the right to a review of the decision.  Such notice shall also set forth the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s appeals procedure.  If no action is taken by the Committee on an Applicant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b)           Appeals Procedure.  Any Applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision.  Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial.  An appeal must be submitted in writing within such period and must:

(i)            Request a review by the Committee of the claim for benefits under the Plan;

(ii)           Set forth all of the grounds upon which the Applicant’s request for review is based on and any facts in support thereof; and

(iii)          Set forth any issues and comments which the Applicant deems pertinent to the appeal.

The Committee shall act upon each appeal within 60 days after receipt unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.  The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection.  The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review.  On the basis of its review, the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan.  The decision of the Committee shall be final and conclusive.

13.           Alienation.  The right of any person to receive payments under this Plan shall not be subject to any type of assignment or pledge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of such person.

14.           Employee Benefit Statement.  Each employee covered by this Plan shall receive a statement each year which shows total benefits accrued under this Plan.

15.           Withholding.  Benefit payments shall be subject to applicable federal, state or local withholding for taxes.

16.           Successors.  In the event of any consolidation, merger, acquisition or reorganization, the obligations of VWR Corporation under this Plan shall continue and be binding on VWR Corporation and its successors.

17.           Governing Law.  This Plan shall be construed in accordance with applicable federal law, and, to the extent federal law is inapplicable, under the laws of the Commonwealth of Pennsylvania.

DATED as of the      5th      day of      June     , 1991.

VWR CORPORATION

By: